NYSE

Tanya Hoos, CPA
Director

NYSE Regulation
11 Wall Street
New York, NY 10005
T +1 212 656 5391
tanya.hoos@theice.com

January 4, 2017

Mr. Robert G. Watson, Jr.
Chief Executive Officer
Enerjex Resources, Inc.
4040 Broadway – Suite 508
San Antonio, Texas 78209

Dear Mr. Watson:

This is a follow up to our letter dated October 5, 2016 and phone conversations on November 28, 2016 and December 5, 2016. NYSE MKT LLC ("NYSE MKT" or the "Exchange") continuously monitors its listed companies for compliance with the continued listing standards set forth in Part 10 of the NYSE MKT Company Guide (the "Company Guide")[1].

Pursuant to Section 704 of the Company Guide, an issuer is required to hold an annual meeting during each fiscal year. According to our records, Enerjex Resources, Inc. (the "Company") has not held an annual meeting for the fiscal year ended December 31, 2015.

This is the NYSE MKT's official notice of noncompliance with Section 704 of the Company Guide. The Company is now subject to the procedures and requirements set forth in Section 1009 of the Company Guide.

The Exchange views compliance with this requirement as critically important. Holding an annual meeting provides shareholders with an opportunity to engage with management and participate in director elections. At this time, the Company must submit a plan to the Exchange by January 11, 2017 advising of specific actions and milestones to regain compliance with Section 704 of the Company Guide by holding an annual meeting as promptly as possible, but under no circumstances later than March 31, 2017. Please note that we will review the Company's submission and make a determination regarding continued listing, which we will revisit at any time if the Company is not perceived to be making sufficient progress towards quickly resolving this noncompliance.

Pursuant to Sections 402(g) and 1009(j) of the Company Guide, the Company must issue a public announcement disclosing receipt of this letter and the specific continued listing standards it has fallen below. In addition under Securities and Exchange Commission rules, the Company is required to file a current report on Form 8-K pursuant to Item 3.01 of that form within the requisite time period.

To enhance information available to investors, NYSE MKT makes a below compliance (".BC") indicator available on the consolidated tape. This enables data vendors who disseminate the quotes and trades of NYSE MKT-listed companies to append an indicator to the ticker symbol(s) of any company that is below standards. Each vendor is free to use an indicator of its own choosing so the letter or symbol used to indicate this status may differ from vendor to vendor. NYSE MKT also publishes a list of noncompliant issuers[2] and displays the .BC indicator on its website.

Five business days following receipt of this letter the Company will be added to the list of NYSE MKT noncompliant issuers on the website and the indicator will be disseminated with the Company's ticker symbol. The website posting

[1] See http://wallstreet.cch.com/MKT/CompanyGuide/
[2] See http://usequities.nyx.com/regulation/NYSEMKT/Noncompliant-Issuers.

and indicator will be removed when the Company has regained compliance with all applicable continued listing standards.

Please remember that any discussions regarding this letter and any response should be only with NYSE Regulation staff. The Company's designated market maker ("DMM") must be treated as a member of the public. Accordingly, no nonpublic information should be discussed with or disclosed to the DMM.

Please contact Sarena Cirabisi at 212-656-4439 as soon as possible to discuss your intentions or if you have any questions.

Sincerely,

Enclosures

cc: Donna Hayes, Lead-Energy, Global Corporate Client Group, Intercontinental Exchange/NYSE
Sarena Cirabisi, Lead Analyst, Intercontinental Exchange/NYSE Regulation
Douglas M. Wright, CFO, Enerjex Resources, Inc.